Free Writing Prospectus

Filed Pursuant to Rule 433 under the Securities Act of 1933

Issuer Free Writing Prospectus dated November 4, 2021

Relating to Preliminary Prospectus dated November 1, 2021

Registration Statement No. 333-260301

IO Biotech, Inc.

Update to Preliminary Prospectus

Issued November 1, 2021

This free writing prospectus relates to the initial public offering (the “Offering”) of common stock of IO Biotech, Inc. (the “Company”) and should be read together with the preliminary prospectus dated November 1, 2021 (the “Preliminary Prospectus”) that was included in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-260301) (the “Registration Statement”) relating to this offering, which may be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/0001865494/000119312521314634/d180178ds1a.htm

References to “IO,” “the Company,” “we” and “our” are used in the manner described in the Preliminary Prospectus.

This Free Writing Prospectus is being provided to provide the following updated information related to the Offering:

Common stock offered:	7,150,000
Option to purchase additional shares:	1,072,500
Price per share to the public:	$14.00
Total capitalization as of June 30, 2021 (pro forma as adjusted) (in thousands):	$222,123
Working capital as of June 30, 2021 (pro forma as adjusted) (in thousands):	$222,085
Dilution in pro forma as adjusted net tangible book value per share to new investors purchasing common stock in this offering:	$5.99

The foregoing information supplements and updates the information contained in the Preliminary Prospectus and should be read together with the Preliminary Prospectus included in the Registration Statement.

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by contacting Morgan Stanley & Co. LLC, 180 Varick Street,    2nd Floor, New York, NY 10014, Attention: Prospectus Department, or by email at prospectus@morganstanley.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com; and Cowen and Company, LLC, c/o Broadridge Financial Solutions, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: +1-833-297-2926, Email: PostSaleManualRequests@broadridge.com.